UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2019

MOTUS GI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38389	81-4042793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1301 East Broward Boulevard, 3rd Floor Ft. Lauderdale, FL	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 541-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $0.0001 par value per share	MOTS	The Nasdaq Capital Market

Item 7.01. Regulation FD Disclosure.

On May 20, 2019, Motus GI Holdings, Inc. (the “Company”) issued a press release announcing clinical results from all patients enrolled in the Reliable Endoscopic Diagnosis Utilizing Cleansing Enhancement Study (the “REDUCE Study”) evaluating the Pure-Vu System. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01. Other Events

On May 20, 2019, the Company announced clinical results from all patients enrolled in the Reliable Endoscopic Diagnosis Utilizing Cleansing Enhancement Study (the “REDUCE study”) evaluating the Pure-Vu System.

Study Design

The REDUCE study was a multi-center inpatient prospective trial designed to evaluate Pure-Vu System’s ability to consistently and reliably improve bowel preparation to facilitate a successful colonoscopy in a timely manner in patients who were indicated for a diagnostic colonoscopy. The study enrolled 95 hospitalized patients on schedule regardless of their level of pre-procedural bowel preparation. One patient was excluded due to the discovery of ulcerative colitis during procedure which was a study exclusion. Ninety-four hospitalized patients (41% females/59% males), mean age 62 years and mean BMI of 28.1 kg/m2 were included in the final analysis.

Primary Endpoint

The primary endpoint for the study was improvement of bowel preparation from baseline to post procedure as assessed by the Boston Bowel Preparation Scale (“BBPS”), a validated assessment instrument, which assesses the cleanliness of each of the three segments of the colon on a 0 to 3 scale and requires a minimum score of 2 or better per segment to be considered adequately prepped. The analysis from the REDUCE study showed statistically significant improvement in each colon segment after Pure-Vu System use. The per segment BBPS improved from an average baseline of 1.74, 1.74 and 1.5 to 2.89, 2.91 and 2.86, respectively, with a statistically significant p value of .001 for all three segments of the colon. In the patients that received Pure-Vu System, adequate bowel preparation improved from a baseline of 38% to 96% in segments evaluated.

Other Study Data

Other data collected in the study included rate of patients with successful colonoscopy for the intended indication in the first attempt and safety. The predominate indication for optical colonoscopy (“OC”) in the study was GI bleeding, in 65 of the cases (68%). Other indications for OC in the study included iron deficiency anemia, suspected neoplasia/colorectal cancer, abdominal pain/diarrhea, suspected lesion in the colon, and evaluation for transplantation.

A total 84 patients (89.4%) enrolled in the trial had colonoscopies in which the Pure-Vu System was used. In 79 cases (84%), the physician was able to successfully diagnosis or rule out GI bleed in the colon per the patients’ colonoscopy indication using only the Pure-Vu System. In two cases (2.1%), diagnosis could not be made due to inadequate prep. In five cases (5.3%), the physician changed from a standard scope with the Pure-Vu System loaded to a slim scope without the Pure-Vu System to help successfully complete the procedure prior to the availability of the Pure-Vu Slim Oversleeve. In four other cases (4.3%) in which a slim scope was used when Pure-Vu Slim was available, the physician chose to use a slim scope without Pure-Vu and successfully completed the procedure. In one case (1.1%) the physician switched to an Enteroscope due to the colon being to long for a standard colonoscope to reach the cecum and successfully completed the procedure. In three cases (3.2%) diagnosis was not reached due to: (a) severe diverticulosis, (b) diagnosis reached with esophagogastroduodenoscopy (EGD) procedure and (c) cecum was reached but the terminal ileum was not intubated. There was one procedure related perforation which required surgical repair, following which the patient was discharged 48 hours post operatively and fully recovered.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release issued by Motus GI Holding, Inc. May 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTUS GI HOLDINGS, INC.

Dated: May 20, 2019	By:	/s/ Timothy P. Moran
Name: Timothy P. Moran
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Motus GI Holding, Inc. May 20, 2019